THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN TAKEN FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW TO OR FOR SALE IN CONNECTION WITH ANY DISTRIBUTION THEREOF. THE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION AND QUALIFICATION WITHOUT, EXCEPT UNDER CERTAIN SPECIFIC LIMITED CIRCUMSTANCES, AN OPINION OF COUNSEL FOR THE HOLDER, CONCURRED IN BY COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION AND QUALIFICATION ARE NOT REQUIRED.


                               IBS SOFTWARE, INC.

                           CONVERTIBLE PROMISSORY NOTE


In the amount                                              Palo Alto, California
not to exceed $250,000                         Effective as of December 31, 1996
See Schedule A hereto                               Dated as of January 31, 1997


         IBS SOFTWARE, INC. (the "Company"), a California corporation, for value received, hereby promises to pay to the order of EDnet, Inc., a Colorado corporation, or holder ("Payee") in lawful money of the United States of America at the address of Payee set forth below, the principal amount together with interest as set forth in Section 1 hereof. This Note shall be due and payable thirty (30) days after written demand for such payment has been made by the Payee; provided, however, that a demand cannot be made prior to July 1, 1997 or upon a date by which the Company closes a financing in exchange for not less than an aggregate of $1,000,000 in a single transaction or series of transactions (the "Financing"), and provided that this Note has not been converted pursuant to Section 2 hereof. In the event that the Company does not close a Financing prior to July 1, 1997, EDnet, Inc. shall approve the financing of the Company until this Note is repaid in full.

         1.       Principal and Interest.

                  The Company promises to pay a principal amount provided by Payee to the Company as detailed in Schedule A attached hereto.

                  The Company promises to pay interest on the unpaid principal amount of this Note at the rate of eight percent (8.0%) per annum from the date of this Note until such principal amount is paid in full. Accrued interest shall be payable at the time the Company pays the entire unpaid principal amount.

                                       1.

                  All unpaid principal and unpaid accrued interest of this Note may be prepaid without penalty, in whole or in part, at any time. Any prepayment of this Note will be credited first against accrued interest then principal.

                  Upon payment in full of the entire principal amount of the Note and interest payable hereunder, this Note shall be surrendered to the Company for cancellation.

         2. Conversion. In the event that the Company does not close a Financing prior to July 1, 1997, EDnet, Inc. shall have an option to convert this Note into the Company's common stock at the price of $1.00 per share.

                  Upon conversion of this Note, there shall be no further obligation of the Company pursuant to this Note and this Note shall be converted when the Note is surrendered to the Company or its transfer agent. The Company shall not be obligated to issue certificates evidencing the shares of the securities issuable upon conversion unless this Note is either delivered to the Company or its transfer agent, or the holder notifies the Company or its transfer agent that this Note has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with this Note. The Company shall, as soon as practicable after such delivery, or such agreement and indemnification, issue and deliver at such office to such holder of this Note, a certificate or certificates for the securities to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of the Securities. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the Note. The person or persons entitled to receive securities issuable upon such conversion shall be treated for all purposes as the record holder or holders of such securities on such date.

         3. Notices. Any notice, other communication or payment required or permitted hereunder shall be in writing and shall be deemed to have been given upon delivery if personally delivered or three business days after deposit if deposited in the United States mail for mailing by certified mail, postage prepaid, and addressed as follows:

                  (1) if to the Company: IBS Software, Inc.
                                         Attention: Randall H. Schmitz and
                                         Trevor R. Stout
                                         2083 Landings Drive
                                         Mountain View, CA 94043
                                         Telephone: (415) 967-3700
                                         Facsimile: (415) 967-3735

                                       2.

                      with a copy to:    Wilson Sonsini Goodrich & Rosati, P.C.
                                         Attention: Robert D. Brownell
                                         650 Page Mill Road
                                         Palo Alto, CA 94304-1050
                                         Telephone: (415) 493-9300
                                         Facsimile: (415) 493-6811

                  (2) if to Payee:       EDnet, Inc.
                                         Attention: Tom Kobayashi, Chairman &
                                         CEO
                                         One Union Street, 2d Floor
                                         San Francisco, CA 94111
                                         Telephone: (415) 274-8800
                                         Facsimile: (415) 274-8802

                      with a copy to:    Cooley, Godward LLP
                                         Attention: Sam Livermore
                                         One Maritime Plaza, 20th Floor
                                         San Francisco, CA 94111
                                         Telephone: (415) 693-2113
                                         Facsimile: (415) 951-3699

Each of the above addressees may change its address for purposes of this paragraph by giving to the other addressee notice of such new address in conformance with this paragraph.

         4. Acceleration.  This Note shall become immediately due and payable if
(i) the Company commences any proceeding or bankruptcy or for dissolution, liquidation, winding-up, composition or other relief under state or federal bankruptcy laws; or (ii) such proceedings are commenced against the Company, or a receiver or trustee is appointed for the Company or a substantial part of its property.

         5. No Dilution or Impairment. The Company will not, by amendment of its Articles of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holder of this Note against dilution or other impairment.

         6. Waivers. The Company hereby waives presentment, demand for performance, notice of non-performance, protest, notice of protest and notice of dishonor. No delay on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or any

                                       3.

other right. This Note is being delivered in and shall be construed in accordance with the laws of the State of California, without regard to the conflicts of laws provisions thereof.

                               IBS SOFTWARE, INC.


                               By: /s/ Trevor Stout
                               ------------------------------


                                       4.

                                   SCHEDULE A

            Schedule of Payments by EDnet, Inc. to IBS Software, Inc.



Payment                      Principal Amount                       Date
-------                      ----------------                       ----
Initial Payment              $100,000                   January 31, 1997

Outstanding Liabilities*     $_____________               ______________







         * This amount shall be received by the Company over a period of six months from January 1, 1997 through July 1, 1997, and shall not exceed $150,000.

                  (a) This amount shall be payable to cover the outstanding unpaid liabilities incurred in the development and marketing of the Toolkit Product (as defined in the Technology License Agreement of even date herewith, between Internet Worldwide Business Solutions and IBS Software, Inc.) as of December 31, 1996 in excess of $250,000.

                  (b) This amount shall further include certain other advances to cover liabilities that the Company shall incur after December 31, 1996 that EDnet, Inc. shall approve, such as the portions of salary, rent and miscellaneous expenses as specified in Section 2(c) of the Memorandum of Understanding between EDnet, Inc. and Internet Worldwide Business Solutions dated December 22, 1996.


                                       5.